Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A Forms S-3/A (File No. 333-226923), on Forms S-3 (File No. 333-273357, 333-271434, 333-253679, 333-249707, 333-233199, 333-230553 and 333-229024), and on Forms S-8 (File No. 333-274965, 333-266729, and 333-237162) of Workhorse Group Inc. of our report dated August 29, 2025, except for the effects of the restatement discussed in Note 2, as to which the date is February 25, 2026, with respect to the consolidated financial statements of Motiv Power Systems, Inc. appearing in this Current Report on Form 8-K for the year ended December 31, 2024.

/s/ CBIZ CPAs P.C.

Costa Mesa, California

February 25, 2026